Triangle Pharmaceuticals, Inc.
                          (A Development Stage Company)
                    Computation of Net Loss Per Common Share
                    (In thousands, except per share amounts)

                                      Three Months    Nine Months    Three Months    Nine Months
                                         Ended           Ended          Ended           Ended
                                      September 30,   September 30,  September 30,  September 30,
                                         1999            1999            1998           1998
                                      -------------   -------------  -------------  -------------
Historical weighted average shares
   outstanding ...................       35,157           31,354        24,058          22,511
                                       --------         --------      --------        --------
Shares used in computing net loss
   per common share ..............       35,157           31,354        24,058          22,511
                                       ========         ========      ========        ========

Net Loss .........................     $(22,563)        $(73,423)     $(15,619)       $(46,283)
                                       ========         ========      ========        ========
Basic and diluted net loss per
   common share ..................     $  (0.64)        $  (2.34)     $  (0.65)       $  (2.06)
                                       ========         ========      ========        ========